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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                     FORM 8K


                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of report (Date of Earliest Event Reported) November 2, 1999



                         Commission File Number 0-14443


                             WASTE TECHNOLOGY CORP.
                             ----------------------
             (Exact name of Registrant as specified in its charter)



           DELAWARE                                   13-2842053
           --------                                   ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)



                             5400 Rio Grande Avenue
                           Jacksonville, Florida 32205
                           ---------------------------
                    (Address of Principal Executive Offices)



                                 (800) 231-9286
                                 --------------
              (Registrant's Telephone number, including area code)



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Item 1.  BUSINESS.

         On November 2, 1999, Waste Technology Corp. (the "Company") entered into a Memorandum of Intent to sell all of the assets, including a patent for a hing side baler, of its wholly owned subsidiary, International Press & Shear, Inc. ("IPS"), a Georgia corporation, which owns and operates a hydraulic press baler manufacturing facility in Baxley, Georgia to Sidney Wildes and Forest Wildes who are officers of IPS. Mr. Sidney Wildes until his recent resignation was also a Director of the Company. In consideration for the assets, the purchasers will pay the sum of $800,000 and will assume certain of IPS' liabilities. Eighty percent (80%) of the purchase price will be paid upon closing with the balance due and payable sixty (60) days after closing. Closing is tentatively scheduled for November 15, 1999 and is subject to several conditions being satisfied, including, the execution of a complete and definitive asset purchase agreement. Purchasers will have the right to use the IPS name and to continue to manufacture IPS' product line. The Company and the purchasers have agreed that after closing each will be willing to manufacture baling presses for the other as private labeled products. The purchasers will grant to the Company a license to manufacture for its own sales purposes seven and eight inch bore standard hinge side closed door and open end auto tie products. IPS' business will continue to be operated in the same manner has it has been in the past until the date of closing.

Item 7.  Financial Statements and Exhibits.

         The following documents are filed herewith:

         10.40 Memorandum of Intent between Waste Technology Corp. and Sidney Wildes and Forrest H. Wildes dated November 2, 1999.



                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: November 3, 1999
                                           Waste Technology Corp.


                                           By: /s/ Morton S. Robson,
                                               ------------------------
                                               Morton S. Robson,
                                               Executive Vice President